Exhibit 5.1

May 21, 2015

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas 75001

Re:	TransAtlantic Petroleum Ltd.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to TransAtlantic Petroleum Ltd., a Bermuda corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering and sale from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”), and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), by the Company of up to $200.0 million in aggregate initial offering price of securities (the “Securities”) consisting of (a) the Company’s common shares, par value $0.10 per share (the “Common Shares”), (b) the Company’s undesignated shares, par value $0.01 per share (the “Undesignated Shares”), (c) warrants to purchase shares of Common Shares or Undesignated Shares (the “Warrants”), and (d) the Company’s senior debt securities in one or more series (the “Senior Debt Securities”), and the Company’s subordinated debt securities in one or more series (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”) or any combination of the foregoing, each on the terms to be determined at the time of each offering. This opinion is being furnished at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)	the Registration Statement;

(b)	a form of the indenture for the Senior Debt Securities, filed as Exhibit 4.4 to the Registration Statement to be entered into by the Company and a trustee to be named therein, the form and terms of any series of Debt Securities issued under such indenture to be established by resolutions of the Board of Directors of the Company or any duly authorized committee thereof (the “Board”) and set forth in an officers’ certificate or by a supplemental indenture to such indenture (the “Senior Debt Indenture”);

TransAtlantic Petroleum Ltd.

May 21, 2015

(c)	a form of the indenture for the Subordinated Debt Securities filed as Exhibit 4.5 to the Registration Statement to be entered into by the Company and a trustee to be named therein (together with the trustee referred to in (b), each a “Trustee”), the form and terms of any series of Debt Securities issued under such indenture to be established by the Board and set forth in an officers’ certificate or by a supplemental indenture to such indenture (the “Subordinated Debt Indenture” and, together with the Senior Debt Indenture, the “Indentures”);

(d)	a copy of certain resolutions of the Board, adopted on May 20, 2015, certified by an officer of the Company; and

(e)	such other corporate records of the Company and other certificates and documents of officials of the Company and public officials and others as we have deemed appropriate for purposes of this letter.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed the existence and entity power of each party to any Transaction Agreement (defined below) referred to herein other than the Company and that, upon sale and delivery, the certificates for the Warrants, Senior Debt Securities and Subordinated Debt Securities, as applicable, will conform to the specimen thereof filed as an exhibit to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar for such securities or, if uncertificated, valid book-entry notations for the issuance of the Warrants, Senior Debt Securities and Subordinated Debt Securities, as applicable, in uncertificated form will have been duly made in the share register of the Company. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

As used herein, “Transaction Agreements” means the Indentures, the Warrant Agreement (as defined below), and any underwriting agreement.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.

Assuming that a warrant agreement relating to the Warrants (the “Warrant Agreement”) has been duly authorized, when (i) the Warrant Agreement has been duly executed and delivered, (ii) the terms of the Warrants and of their issuance and sale have been duly established in conformity with the Warrant Agreement relating to such Warrants so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any

TransAtlantic Petroleum Ltd.

May 21, 2015

court or governmental or regulatory body having jurisdiction over the Company, and (iii) the Warrants have been duly executed and countersigned in accordance with the Warrant Agreement relating to such Warrants, and issued and sold in the form and in the manner contemplated in the Registration Statement and any prospectus supplement relating thereto, such Warrants will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

2.	With respect to Securities constituting Debt Securities, when (i) the Company has taken all necessary action to establish the form and terms of such Debt Securities and to authorize and approve the issuance of such Debt Securities, the terms of the offering thereof and related matters, (ii) the applicable Indenture in substantially the form filed as an exhibit to the Registration Statement and any officers’ certificate or supplemental indenture thereto relating to such Debt Securities have been duly authorized, executed and delivered by the parties thereto with the terms of such Debt Securities having been set forth in such Indenture or such supplemental indenture or officers’ certificate delivered pursuant thereto, (iii) the Trustee under the applicable Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended (the “TIA”), and (iv) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the terms of the applicable Indenture and the applicable resolution of the Board or supplemental indenture relating to such Debt Securities and the applicable definitive purchase, underwriting or similar agreement, then such Debt Securities (x) will have been duly authorized by all necessary corporate action on the part of the Company, and (y) will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

(A)

We have assumed that, in the case of each offering and sale of Securities: (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act and, if such Securities constitute Debt Securities, the applicable Indenture will have been qualified under the TIA and such effectiveness or qualification shall not have been terminated or rescinded; (ii) a Prospectus Supplement, if required, will have been prepared and filed with the Commission describing such Securities; (iii) such Securities will have been issued and sold in compliance with applicable United States federal and state securities Laws (hereinafter defined) and pursuant to and in the manner stated in the Registration Statement and the applicable Prospectus Supplement; (iv) unless such Securities constitute (a) Common Shares issuable upon exercise of Undesignated Shares, (b) Common Shares or Undesignated Shares issuable

TransAtlantic Petroleum Ltd.

May 21, 2015

upon conversion of Debt Securities or (c) Common Shares or Undesignated Shares issuable upon exercise of Warrants, a definitive purchase, underwriting or similar agreement with respect to the issuance and sale of such Securities will have been duly authorized, executed and delivered by the issuer thereof and the other parties thereto; (v) at the time of the issuance of such Securities, (a) the Company will validly exist and be duly qualified and in good standing under the laws of Bermuda, (b) the Company will have the necessary corporate power to approve the transactions contemplated by the Transaction Agreements, (c) the organizational documents of the Company will be in full force and effect and will not have been amended, restated, supplemented or otherwise altered, and there will have been no authorization of any such amendment, restatement, supplement or other alteration, since the date hereof, (d) the Company will have duly authorized the Transaction Agreements and the transactions contemplated by the Transaction Agreements, and (e) the Company will have validly executed and delivered the Transaction Agreements; (vi) (a) the terms of such Securities and of their issuance and sale will have been established in conformity with and so as not to violate, or result in a default under or breach of, the organizational documents of the Company, and (b) the terms of such Securities and of their issuance and sale will have been established in conformity with and so as not to violate, or result in a default under or breach of any applicable law, regulation or administrative order or any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body (including any securities exchange on which the Company’s securities are listed for trading) having jurisdiction over the Company and, if such Securities constitute Debt Securities, in conformity with the applicable Indenture, supplemental indenture or officers’ certificate and the applicable resolution of the Board relating to such Debt Securities; (vii) if such Securities constitute Common Shares or Undesignated Shares issuable upon exercise of Securities constituting Warrants, (a) sufficient Common Shares or Undesignated Shares, as applicable, will be authorized for the issuance under the memorandum of continuance of the Company that have not otherwise been issued or reserved for issuance, (b) the consideration for the issuance and sale of such Common Shares or Undesignated Shares established by the Board and provided for in the applicable Warrant Agreement therefor will not be less than the par value of the Common Shares or Undesignated Shares, as applicable, and (c) the Company has taken all necessary action to authorize and approve the issuance of such Warrants, the terms of the offering thereof and related matters and such Warrants have been duly executed, countersigned, issued and delivered in accordance with the terms of the applicable Warrant Agreement and such authorization and approval related to such Warrants and the terms of the applicable definitive purchase, underwriting or similar agreement, against

TransAtlantic Petroleum Ltd.

May 21, 2015

payment (or delivery) of the consideration therefor provided for therein; (viii) if such Securities constitute Debt Securities, the officers’ certificate or supplemental indenture to the related Indenture establishing any terms different from those in such Indenture shall not include any provision that is unenforceable against the Company; and (ix) if such Securities constitute Debt Securities, the applicable Transaction Agreements will constitute the legal, valid and binding obligation of each party thereto (other than the Company), enforceable against such party in accordance with its terms.

(B)	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the State of New York (the “Included Laws”). Various issues pertaining to Bermuda law, including the due authorization, valid issuance, fully paid and non-assessable status of the Common Shares and the Undesignated Shares, are addressed in the opinion of Appleby (Bermuda) Limited, special Bermuda counsel to the Company. We express no opinion with respect to those matters herein, and to the extent elements of such opinions are necessary to the conclusions expressed herein, we have assumed such matters.

(C)	The matters expressed in this letter are subject to and qualified and limited by: (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); (iii) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution and (iv) laws governing the waiver of usury, stay or extension laws.

[The remainder of this page is intentionally left blank.]

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.